Exhibit 99.1

                    Moog's Second Quarter EPS Increase 18%

    EAST AURORA, N.Y., April 29 /PRNewswire-FirstCall/ -- Moog Inc.
(NYSE: MOG.A and MOG.B) announced today second quarter earnings of $14.1 million, up 37% from $10.3 million one year earlier. Earnings per share of $.53 were up 18% over $.45 per share a year ago, after adjustment for the stock split completed during this quarter. In September 2003, prior to the split, the Company sold 2 million Class A shares and, as a result, there are more shares outstanding this year than there were in the same quarter a year ago.
    Sales for the quarter of $234 million were up 23%, or $44 million, from last year's level. The Company's acquisition of the Litton Poly-Scientific Division of Northrop Grumman provided $33 million of the increase. The balance of the increase was primarily generated in the Company's Industrial segment. Aircraft sales were up slightly and sales in Space declined.
    On a year-to-date basis, Moog's earnings per share of $1.01 were up 16% from $.87 in the year previous. Sales for the six months were up 24% to $460 million.
    Aircraft segment sales of $102 million were up $3 million from the same quarter last year. This is the net of a $9 million increase in military aircraft sales and a $6 million decline in commercial aircraft. Increases on the F-35 Joint Strike Fighter Program, the F/A-18E/F, and the V-22 Tiltrotor offset declines in production of hardware for Boeing Commercial airplanes and reduced activity on business jets. Operating margins in the Aircraft segment continued their strong performance.
    Space segment revenues for the quarter were down a little more than $2 million to $19 million. Compared with a year ago, the lower sales level was the result of reduced activity on both commercial and military satellites and on programs associated with the National Missile Defense. Operating margins in the segment were also down substantially from a year ago, reflecting both the low sales volume and cost problems encountered during the quarter in qualification of some satellite equipment. Both sales and margins are expected to recover over the next couple of quarters, and the Company expects considerable improvement in the next fiscal year.
    Sales for the Company's Industrial segment continued the strong upward trend which began in the first quarter. Sales of $80 million for the quarter were up more than 15% and reflected increased activity in almost all of the Company's Industrial product lines. Industrial sales also benefited from favorable currency translation. Margins in the Industrial segment improved dramatically from one year ago.
    The Company acquired the Litton Poly-Scientific Division of Northrop Grumman in the beginning of this fiscal year. It's now called the Moog Components Group and comprises the Company's fourth reporting segment, supplying slip rings, motors, and instrumentation to the aerospace, industrial, and medical markets. Sales in the second quarter were $33 million. Operating margins were close to the Company's average and second only to the Aircraft segment.
    The current backlog of $434 million is up from a year ago. In addition to including the backlog for the Components Group, the increase was driven primarily by increased Industrial and Space orders throughout the Company's worldwide operations.
    "Fiscal '04 is developing as a very strong year for our Company," said R.
T. Brady, Chairman & CEO. "Our military aircraft business continues to grow and provide strong earnings, overcoming the anticipated decline in commercial airplane revenues. Our Industrial segment is experiencing double-digit growth in sales and earnings and these increases more than offset the recent difficulties in the Space business. The new Components Group is meeting our expectations in terms of profits and cash flow. Based on our performance in the first half, we're updating our fiscal '04 guidance. We now expect sales of $928 million, and earnings of just over $57 million, or $2.17 per share. This earnings per share forecast is at the high end of the range previously announced and represents an 18% increase over last year's achievement."
    Moog Inc. is a worldwide manufacturer of precision control components and systems. Moog's high-performance actuation products control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles and automated industrial machinery.

    Cautionary Statement
    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Information in this release that does not consist of historical facts, including statements accompanied by or containing words such as "giving effect to," "may," "will," "should," "believes," "expects," "expected," "intends," "plans," "projects," "estimates," "predicts," "potential," "outlook," "forecast," "anticipates," "presume," and "assume," are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) risks associated with the recent Poly-Scientific acquisition, including, without limitation, the risk that representations made by the seller of the business are untrue or inaccurate or that the Company assumed unknown liabilities in connection with the acquisition and that indemnification from the seller for those matters is limited or unavailable, the risk that Poly-Scientific business will not be successfully integrated on a timely basis or at all, which includes the risk that Poly-Scientific's customer, supplier, and key employee relationships are not preserved, and the risk that the Poly-Sci business does not perform in accordance with the Company's expectations, (ii) fluctuations in general business cycles and demand for capital goods, (iii) the Company's dependence on government contracts, that may not be fully funded or may be terminated, (iv) the Company's dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of its sales, (v) the Company's dependence on the commercial aircraft industry which is highly cyclical and sensitive to fuel price increases, labor disputes, and economic conditions, (vi) the possibility that advances in technology could reduce the demand for certain of the Company's products, specifically hydraulic-based motion controls, (vii) intense competition which may require the Company to compete by lowering prices or by offering more favorable terms of sale, (viii) the Company's significant indebtedness, which could limit its operational and financial flexibility or which is at variable rates that may increase, (ix) higher pension costs and increased cash funding requirements which could occur in future years if future actual plan results differ from assumptions used for the Company's defined benefit plans, including returns on plan assets and interest rates, (x) a write-off of all or part of the Company's goodwill which could adversely affect the Company's operating results and net worth and cause it to violate covenants in its bank agreements, (xi) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event the Company does not comply with regulations relating to defense industry contracting, (xii) the potential for cost overruns on development jobs and fixed-price contracts and the risk that actual results may differ from estimates used in contract accounting, (xiii) the Company's ability to successfully identify and consummate acquisitions and integrate the acquired businesses and the risk that known liabilities will be assumed by the Company in connection with acquisitions, including liabilities for which indemnification from the seller may be limited or unavailable, (xiv) the possibility of a catastrophic loss of one or more of the Company's manufacturing facilities, (xv) the impact of product liability claims related to the Company's products used in applications where failure can result in significant property damage, injury or death, (xvi) the possibility that litigation may result unfavorably to the Company (xvii) foreign currency fluctuations in those countries in which the Company does business and other risks associated with international operations, and (xviii) the cost of compliance with environmental laws. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made in this release. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. The Company disclaims any obligation to update the forward-looking statements made in this release.


                                  MOOG INC.
                     CONSOLIDATED STATEMENTS OF EARNINGS
                (dollars in thousands, except per share data)

                                Three Months Ended       Six Months Ended
                               March 31,   March 31,   March 31,   March 31,
                                 2004         2003       2004        2003

    Net sales                   $234,069    $190,048    $460,054    $369,731
    Cost of sales                160,209     132,675     319,697     256,179
    Gross profit                  73,860      57,373     140,357     113,552

    Research and development       7,498       7,871      14,266      15,297
    Selling, general and
     administrative               42,702      30,323      80,433      59,880
    Interest                       2,834       5,409       6,019      10,783
    Other                            413        (241)        888        (198)
                                  53,447      43,362     101,606      85,762

    Earnings before income
     taxes                        20,413      14,011      38,751      27,790

    Income taxes                   6,328       3,707      12,010       7,708

    Net earnings                 $14,085     $10,304     $26,741     $20,082

    Net earnings per share
       Basic                        $.54        $.45       $1.03        $.88
       Diluted                      $.53        $.45       $1.01        $.87

    Average common shares
     outstanding
       Basic                  25,985,428  22,767,554  25,929,617  22,750,151
       Diluted                26,545,213  23,099,393  26,479,345  23,056,881


                                  MOOG INC.
                   CONSOLIDATED SALES AND OPERATING PROFIT
                            (dollars in thousands)

                              Three Months Ended       Six Months Ended
                            March 31,   March 31,    March 31,     March 31,
                               2004        2003        2004          2003
    Net Sales
       Aircraft Controls     $101,699     $99,032     $204,302      $192,175
       Space Controls          19,352      21,617       41,276        44,713
       Industrial Controls     80,106      69,399      150,470       132,843
       Components              32,912          --       64,006            --
    Net Sales                $234,069    $190,048     $460,054      $369,731

    Operating Profit
       Aircraft Controls      $15,629     $17,286      $32,548       $34,965
       Space Controls          (1,238)        (67)      (2,054)        1,242
       Industrial Controls      8,145       5,167       14,099         7,952
       Components               4,022          --        6,671            --
    Total Operating Profit    $26,558     $22,386      $51,264       $44,159

    Margin %
       Aircraft Controls        15.4%       17.5%        15.9%         18.2%
       Space Controls           (6.4%)      (0.3%)       (5.0%)         2.8%
       Industrial Controls      10.2%        7.4%         9.4%          6.0%
      Components                12.2%         --         10.4%           --
    Total Margin %              11.3%       11.8%        11.1%         11.9%


                                    MOOG INC.
                           CONSOLIDATED BALANCE SHEETS
                              (dollars in thousands)

                                                  March 31,       September 27,
                                                    2004              2003

    Cash                                            $34,708          $77,491
    Receivables                                     259,339          262,094
    Inventories                                     191,617          170,578
    Other current assets                             46,506           42,036
        Total current assets                        532,170          552,199
    Property, plant and equipment                   248,562          208,169
    Goodwill                                        290,122          194,937
    Other non-current assets                         42,770           36,275
        Total assets                             $1,113,624         $991,580

    Notes payable                                      $885          $10,140
    Current installments of long-term debt           18,777           15,607
    Contract loss reserves                           14,679           16,147
    Other current liabilities                       188,199          169,529
        Total current liabilities                   222,540          211,423
    Long-term debt                                  304,192          230,913
    Other long-term liabilities                     127,090          125,096
        Total liabilities                           653,822          567,432
    Shareholders' equity                            459,802          424,148
        Total liabilities and shareholders'
        equity                                   $1,113,624         $991,580

SOURCE  Moog Inc.
    -0-                             04/29/2004
    /CONTACT:  Susan Johnson of Moog Inc., +1-716-687-4225/
    (MOGA MOGB)

CO:  Moog Inc.
ST:  New York
IN:  CHM ARO
SU:  ERN